Exhibit 10.7
CO-DEVELOPMENT AGREEMENT

This Co-Development Agreement (this "Agreement") is made and effective as of the 30th day of September, 2013, by and between SpineZ Corp., a Nevada corporation; and Debride, Inc. a Florida corporation  (jointly and severally herein called the "Company"), and James R. Andrews, M.D. (the "Co-Developer").

WHEREAS, the Company and the Co-Developer each desires to have the Co-Developer provide certain services as described below for the consideration and on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. DEVELOPMENT SERVICES. During the Term of this Agreement, Co-Developer, in the capacity of an independent contractor, shall provide advice and consultation to the Company regarding the “Debrider Device” (the “Technology”), including without limitation the design, improvement, testing, evaluation, manufacturing and commercialization of the Technology, including suggestions regarding additional patent and other intellectual property improvements and modifications to protect the intellectual property rights in the Technology and such other related consultation, advice and assistance as may be reasonably requested by the Company from time to time (the “Services”).  The Services may include attending (at the Company’s expense and subject to the Co-Developer’s availability) meetings and presentations regarding the Technology and the Company. The Company shall have the right to use the name and likeness of Co-Developer in connection with the development and commercialization of the  Technology. The Company acknowledges and hereby agrees that Co-Developer is hereby engaged only to devote a limited amount of his time, and Co-Developer may pursue any other activities and engagements he desires during the term of this Agreement. THE CO-DEVELOPER SHALL HAVE NO LIABILITY OR RESPONSIBILITY TO ANY THIRD PARTY OR THE COMPANY UNDER THIS AGREEMENT OTHER THAN TO PROVIDE THE SERVICES AND TO COMPLY WITH CONFIDENTIALITY AND INTELLECTUAL PROPERTY PROVISIONS (SECTIONS 4 AND 7 BELOW).

2. COMPENSATION TO CO-DEVELOPER. In consideration for the Services, the Company shall pay to the Co-Developer, a royalty payment equal to 2% of the Company’s Net Sales of the Technology during the Term (as defined below).  If this Agreement is terminated prior to the expiration of the Term, then said royalty shall be reduced to 1% of Net Sales after such termination and shall continue during the effectiveness of any US Patent on which Co-Developer is listed as an Inventor.  For purposes hereof, Net Sales means  as the same may be applicable, the purchase order, invoice or contract price actually paid in connection with the sale of the Technology less: (a) sales, use, turnover, excise, value added, and all other foreign federal, state, or local taxes (except income tax); (b) custom duties or consular fees; (c) transportation, freight, and handling charges and insurance on shipments to customers; (d) trade, cash, or quantity discounts or rebates in the ordinary course to the extent actually granted; (e) refunds and credits for any damaged, rejected, or returned products; and (f) commissions, in any form, paid in connection with the sale of the Technology. Each party will pay its own expenses with respect to this Agreement and any actions or disputes arising out of this Agreement, including all legal expenses incurred relating to the enforcement of this Agreement.  The compensation under this Agreement is exclusively for the Services and is not in any way tied to the Co-Developer’s services as a Director of the Company.

3. TERM. The term of this Agreement commences on the date hereof, and shall continue for the life of the existing patent on the Technology, subject to the right of either party to terminate upon sixty (60) days notice for any reason at any time after five (5) years from the date of this Agreement (the "Term"); provided that after termination Co-Developer shall be entitled to a continuing royalty of 1% of Net Sales of any product covered by an Improvement Patent on which Co-Developer is listed as an Inventor, during the effectiveness of such Improvement Patent.  Except as set forth above, upon termination, all obligations of the parties to the other hereunder shall terminate as of the date of such termination, except for Sections 4 and 7, which shall continue in effect.

4. INTELLECTUAL PROPERTY RIGHTS.  The Company shall own all right, title and interest in and to all enhancements, additions, changes, supplements or other improvements to the Technology (collectively, the Improvment Patents or Intellectual Property Rights) therein developed by the Co-Developer (whether in whole or in part) including without limitation: all preliminary designs and drafts, all other writings and works of authorship, all copies of such works in whatever medium such copies are fixed or embodied, all inventions, all derivative works and patentable and unpatentable inventions and improvements, all programs and processes, program modifications, ideas or creations, devices, techniques, and all worldwide copyrights, trademarks, patents or other intellectual property rights in and to such works.  The Company shall own and may seek to obtain Improvement Patents in its own name.  In the event any right, title or interest in any of the Improvements, Improvements Patents or Intellectual Property Rights therein does not vest automatically in and with the Company, the Co-Developer agrees to and hereby does irrevocably assign, convey, and otherwise transfer to the Company, and the Company’s respective successors and assigns, all such right, title and interest therein and thereto with no requirement of further consideration from or action by the Co-Developer or the Company.  The Company shall have the exclusive worldwide right to register, in all cases as “claimant” and when applicable as “author”, all copyrights in and to any copyrightable element of the Improvements, Improvement Patents or Intellectual Property Rights therein, and file any and all applicable renewals and extensions of such copyright registrations.  The Company shall also have the exclusive worldwide right to file applications for and obtain (i) patents on and for any of the Improvements, Improvement Patents or Intellectual Property Rights therein in the Co-Developer name or otherwise and (ii) assignments for the transfer of the ownership of any such patents to the Company.

5.           INDEPENDENT CONTRACTOR; NO EMPLOYMENT OR AGENCY. The Co-Developer shall at all times hereunder act as an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended, with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company. Except as set forth herein, the Company shall neither have nor exercise control or direction whatsoever over the activities or operations of the Co-Developer, and the Co-Developer shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.  This Section shall be limited to the Co-Developer’s Services under this Agreement and shall not affect the Co-Developer’s services as a Director of the Company.

6.           NOTICES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or upon receipt by the addressee by courier or by telefacsimile addressed to each of the other Parties thereunto entitled at the respective address listed below, with a copy by email, or at such other addresses as a party may designate by ten (10) days prior written notice:

If to the Company:               SpineZ Corp.
3279 Hardee Avenue
Atlanta, GA 30341
Attn:  Jarrett Gorlin, CEO
Fax No. 404-393-6989

If to Co-Developer:                              James R. Andrews, M.D.
Andrews Institute for Orthopaedics & Sports Medicine
1040 Gulf Breeze Parkway
Gulf Breeze, Florida  32561
Fax No. 850-916-8709

7.           CONFIDENTIAL INFORMATION.  The Co-Developer agrees that, at no time during the Term or a period of five (5) years immediately after the Term, will the Co-Developer (a) use Confidential Information (as defined below) for any purpose other than in connection with the Services or (b) disclose Confidential Information to any person or entity other than to the Company or persons or entities to whom disclosure has been authorized by the Company. As used herein, "Confidential Information" means all information of a technical or business nature relating to the Company or its affiliates, and the Technology, including, without limitation, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulae, models, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customer or supplier identities, characteristics and agreements, financial information and projections, flow charts, software in various stages of development, source codes, object codes, research and development procedures and employee files and information; provided, however, that "Confidential Information" shall not include any information that (i) has entered the public domain through no action or failure to act of Co-Developer; (ii) prior to disclosure hereunder was already lawfully in Co-Developer's possession without any obligation of confidentiality; (iii) subsequent to disclosure hereunder is obtained by the Co-Developer on a non-confidential basis from a third party who has the right to disclose such information to the Co-Developer; or (iv) is ordered to be or otherwise required to be disclosed by the Co-Developer by a court of law or other governmental body; provided, however, that the Company is notified of such order or requirement and given a reasonable opportunity to intervene. The Co-Developer agrees that all documents, reports and other data or materials provided to the Co-Developer shall remain the property of the Company, including, but not limited to, any work in progress. Upon termination of this Agreement for any reason, the Co-Developer shall promptly deliver to the Company all such documents, including, without limitation, all Confidential Information, belonging to the Company, including all copies thereof.

8.           GENERAL PROVISIONS. This Agreement may not be assigned without the consent of the other parties hereto, provided that the Company shall have the right to assign this Contract to any affiliated entity or to any successor to the business or assets of the Company. The parties represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and each of the Company and the Co-Developer represent and warrant that it has all requisite corporate authority and approval to enter into this Agreement and it is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement. No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived. This Agreement shall be governed by, construed in accordance with and enforced under the internal laws of the State of Florida. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may only be changed by written documentation signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought. This Agreement supersedes all prior written or oral agreements by and among the parties related to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

The Company:                                                DEBRIDE, INC.
SPINEZ CORP.

By:                                                                    By:
Name: Jarrett Gorlin                                        Name: Jarrett Gorlin
Title: Chief Executive Officer                         Title: Chief Executive Officer

CO-DEVELOPER

  Name:  James R. Andrews, M.D.